Exhibit 18.1

October 29, 2025

Fannie Mae
1100 15th Street NW
Washington, DC 20005

Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2025, of the facts relating to the change of your accounting principle regarding which financial instruments are presented as cash equivalents and restricted cash equivalents. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Fannie Mae, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Fannie Mae and consolidated entities (in conservatorship) as of any date or for any period subsequent to December 31, 2024. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Fannie Mae, or on the consolidated balance sheets, consolidated statements of operations and comprehensive income, or consolidated statements of cash flows of Fannie Mae and consolidated entities (in conservatorship) as of any date or for any period subsequent to December 31, 2024.
Yours truly,
/s/ Deloitte & Touche LLP

McLean, Virginia